Exhibit 99.1
DEVELOPERS DIVERSIFIED REALTY CORPORATION
For Immediate Release:

Contact:	Scott A. Wolstein	Michelle M. Dawson
	Chairman	Vice President of Investor Relations
	Chief Executive Officer	216-755-5455
216-755-5500
DEVELOPERS DIVERSIFIED REALTY REPORTS FFO of $0.84 PER SHARE FOR THE THREE
MONTH PERIOD ENDED JUNE 30, 2005
     CLEVELAND, OHIO, July 27, 2005 - Developers Diversified Realty Corporation (NYSE: DDR), a real estate investment trust (“REIT”), today announced that second quarter 2005 Funds From Operations (“FFO”), a widely accepted measure of REIT performance, on a per share basis was $0.84 (diluted) and $0.84 (basic) as compared to $0.84 (diluted) and $0.85 (basic) per share for the same period in the previous year. FFO available to common shareholders reached $92.5 million for the quarter ended June 30, 2005, as compared to $81.6 million for the second quarter of 2004, an increase of 13.4%. Net income available to common shareholders for the three month period ended June 30, 2005 decreased 27.1% to $54.2 million or $0.50 per share (diluted) and $0.50 (basic) compared to second quarter 2004 net income of $74.3 million, or $0.77 per share (diluted) and $0.78 (basic). The decrease in net income for the quarter ended June 30, 2005 is primarily related to a decrease on gain on sales of real estate primarily to the Company’s MDT Joint Venture.
     On a per share basis, FFO (diluted) was $1.73 and $1.55 for the six month periods ended June 30, 2005 and 2004, respectively, an increase of 11.6%. FFO available to common shareholders for the six months ended June 30, 2005 was $191.6 million compared to FFO available to common shareholders for the six month period ended June 30, 2004 of $144.4 million. Net income available to common shareholders for the six month period ended June 30, 2005 was $145.9 million, or $1.34 per share (diluted) and $1.35 (basic) in 2005, compared to net income available to common shareholders of $114.5 million, or $1.24 per share (diluted) and $1.26 (basic) for the prior comparable period. The increase in net income is primarily attributable to an increase on gain on sales of real estate, primarily to the Company’s MDT Joint Venture, the acquisition of assets from Benderson in May 2004 and the acquisition of 15 properties from CPG in late January 2005.
     Scott Wolstein, DDR’s Chairman and Chief Executive Officer stated, “I am pleased to report this quarter’s earnings, which reflect the continuing solid performance of our portfolio and our successful leasing efforts. We continue to identify and capitalize on opportunities in all aspects of our business, including a burgeoning tenant roster offering a multitude of new open air store formats, a growing development pipeline of key retail sites, and a strengthening financial position achieved through a series of strategic capital markets transactions.”
     FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred dividends, (ii) gains (or losses) from sales of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, (iii) sales of securities, (iv) extraordinary items, (v) cumulative effect of changes in accounting standards and (vi) certain non-cash items.

These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.
Leasing:
     Leasing activity continues to be strong throughout the portfolio. During the second quarter of 2005, the Company executed 121 new leases aggregating approximately 860,000 square feet and 167 renewals aggregating approximately 841,000 square feet. Rental rates on new leases increased by 26.7% to $13.14 per square foot and rental rates on renewals increased by 8.5% to $12.18 per square foot as compared to previously occupied rental rates. On a blended basis, rental rates for new leases and renewals increased by 12.7% to $12.67 per square foot. At June 30, 2005, the average annualized base rent per occupied square foot, including those properties owned through joint ventures, was $11.27.
     At June 30, 2005, the portfolio, including those properties owned through joint ventures, was 95.6% leased. Excluding the impact of the properties acquired from CPG and Benderson, the portfolio was 95.5% leased, as compared to 95.0% at June 30, 2004. These percentages include tenants for which signed leases have been executed and occupancy has not occurred. Based on tenants in place and responsible for paying rent as of June 30, 2005, the portfolio was 95.0% occupied. Excluding the impact of the properties acquired from CPG and Benderson, the portfolio was 95.0% occupied, as compared to 94.4% at June 30, 2004.
     Same store Net Operating Income (“NOI”) relating to Core Portfolio Properties (i.e., shopping center properties owned since January 1, 2004, excluding properties under redevelopment) increased approximately $3.6 million (or 1.9%) for the six months ended June 30, 2005.
Strategic Real Estate Transactions:
MDT Joint Venture
     In April 2005, the Company sold three properties to the Company’s MDT Joint Venture for approximately $63.8 million and recognized additional merchant building gains of approximately $14.6 million in the second quarter of 2005. The Company maintains an approximate 14.5% ownership in the properties through this joint venture. The Company has been engaged for all day-to-day operations of the properties and will receive its share of ongoing fees for property management, leasing and construction management, in addition to other periodic fees for financing and due diligence.
Expansions:
     During the six month period ended June 30, 2005, the Company completed four expansion and redevelopment projects located in Tallahassee, Florida; Suwanee, Georgia; Hendersonville, North Carolina and Johnson City, Tennessee at an aggregate cost of $13.6 million. The Company is currently expanding/redeveloping eleven shopping centers located in Gadsden, Alabama; Hoover, Alabama; Ocala, Florida; Ottumwa, Iowa; Gaylord, Michigan; Princeton, New Jersey; Mooresville, North Carolina; Allentown, Pennsylvania; Erie, Pennsylvania and two projects in Bayamon, Puerto Rico, at a projected incremental cost of approximately $57.2 million. The Company is also scheduled to commence construction on an additional expansion and redevelopment project at its shopping center located in Amherst, New York.

     During the six month period ended June 30, 2005, a joint venture of the Company completed the expansion of its shopping center located in Merriam, Kansas at an aggregate cost of $1.2 million. Three of the Company’s joint ventures are currently expanding/redeveloping their shopping centers located in Phoenix, Arizona; Lancaster, California and Kansas City, Missouri at a projected incremental cost of approximately $48 million. Two of the Company’s joint ventures are also scheduled to commence additional expansion/redevelopment projects at their shopping centers located in Deer Park, Illinois and Kirkland, Washington.
Development (Consolidated):
     During the six month period ended June 30, 2005, the Company substantially completed the construction of its shopping center located in Overland Park, Kansas.
     The Company currently has seven shopping center projects under construction. These projects are located in Miami, Florida; Chesterfield, Michigan; Lansing, Michigan; Freehold, New Jersey; Mount Laurel, New Jersey; Apex, North Carolina (Beaver Creek Crossings – Phase I) and Pittsburgh, Pennsylvania. These projects are scheduled for completion during 2005 and 2006 at a projected aggregate cost of approximately $287.4 million and will create an additional 2.8 million square feet of retail space. At June 30, 2005, approximately $172.3 million of costs were incurred in relation to these development projects.
     The Company anticipates commencing construction in 2005 on five additional shopping centers located in McHenry, Illinois; Norwood, Massachusetts; Seabrook, New Hampshire; Horseheads, New York and McKinney, Texas.
Development (Joint Ventures):
     The Company has joint venture development agreements for four shopping center projects. These projects have an aggregate projected cost of approximately $110.1 million. These projects are located in Merriam, Kansas; Jefferson County (St. Louis), Missouri; Apex, North Carolina (Beaver Creek Crossings – Phase II), adjacent to a wholly-owned development project; and San Antonio, Texas. The projects located in Merriam, Kansas and San Antonio, Texas are being developed through the Coventry II program. A portion of the project located in Jefferson County (St. Louis), Missouri has been substantially completed. The remaining projects are scheduled for completion in 2005 and 2006. At June 30, 2005, approximately $48.7 million of costs were incurred in relation to these development projects.
Dispositions:
     In April 2005, one of the Company’s RVIP joint ventures sold a 77,000 square foot shopping center in Richmond, California (Richmond City Center) for approximately $13 million. The joint venture recognized a non-FFO gain of approximately $2.4 million, of which the Company’s proportionate shares was approximately $0.9 million in the second quarter of 2005.
     In the second quarter of 2005, the Company sold two shopping center properties aggregating 0.1 million square feet for approximately $4.2 million and recognized a non-FFO gain of approximately $3.0 million. The Company sold several out parcels during the second quarter and recognized a gain of approximately $2.7 million from these sales. In July, the Company sold two shopping center properties aggregating 0.2 million square feet for approximately $2.0 million and will recognize a non-FFO gain of approximately $1.0 million in the third quarter of 2005. The second quarter operating results for these assets are reflected in discontinued operations.

Financings:
     In June 2005, the Company entered into a $220 million secured term loan agreement with KeyBank Capital Markets and Banc of America Securities LLC acting as joint lead arrangers for the facility. The secured term loan matures in June 2008 with two one-year extension options available to the Company. The interest rate, which is currently 0.85% over LIBOR, is based on grid pricing determined by the Company’s corporate credit ratings from S&P and Moody’s. The term loan is secured by the equity in certain assets that are already encumbered by first mortgages. The initial amount of the term loan is $220 million, with an accordion feature that allows for a future increase to $400 million. Proceeds from the term loan were used to repay amounts outstanding on the Company’s revolving credit facilities.
     In July 2005, the Company’s Community Centers V and VII joint ventures closed on several loans aggregating $298.0 million of which $280.0 million bears a fixed rate of 5.295% for five years and the remaining $18.0 million bears a floating rate of LIBOR plus 2.0% for two years. The loan proceeds were used to repay existing debt of approximately $167.0 million, with a weighted average interest rate of 6.5%. The additional $131 million was remitted to DDR, of which $65.2 million related to the repayment of an advance made to certain joint venture partners in the Community Centers V and VII joint ventures in April 2005.
     In April 2005, the Company issued $400 million of senior unsecured notes, $200 million of five-year notes and $200 million of ten-year notes. The five-year notes have an interest rate of 5.0%, are due on May 3, 2010 and were offered at 99.806% of par. The ten-year notes have an interest rate of 5.5%, are due on May 1, 2015 and were offered at 99.642% of par. The effective interest rate, after taking into account the treasury rate locks that were previously entered into by the Company, will adjust the five-year rate to approximately 4.95% and the ten-year rate to approximately 5.37%. Proceeds from the offering were primarily used to repay indebtedness of the Company’s subsidiary, DDR PR Ventures LLC, S.E., under the Company’s primary revolving credit facility.
     Developers Diversified Realty Corporation currently owns and manages approximately 470 retail operating and development properties in 44 states, plus Puerto Rico, comprising approximately 107 million square feet of real estate. DDR is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.
     A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Michelle M. Dawson, Vice President of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, OH 44122 or on our Website which is located at http://www.ddr.com.
     Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property, the loss of a major tenant, constructing properties or expansions that produce a desired yield on investment or inability to enter into definitive agreements with regard to our financing arrangements or our failure to satisfy conditions to the completion of these arrangements. For more details on the risk factors, please refer to the Company’s Form on 10-K as of December 31, 2004.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three Month Period		Six Month Period
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Revenues:
Minimum rents (A)	$130,229	$103,195	$258,887	$190,504
Percentage and overage rents (A)	1,586	1,400	3,619	3,128
Recoveries from tenants	39,742	29,587	78,012	54,973
Ancillary income	2,063	615	3,880	1,377
Other property related income	1,657	1,157	2,747	2,055
Management fee income	4,983	3,592	9,275	6,702
Development fees	681	604	1,168	794
Other (B)	2,236	6,516	4,379	10,056

	183,177	146,666	361,967	269,589

Expenses:
Operating and maintenance	25,399	15,714	50,429	31,646
Real estate taxes	21,115	19,624	42,748	34,933
General and administrative (C)	12,964	11,050	26,607	21,494
Depreciation and amortization	39,620	31,558	80,942	56,289

	99,098	77,946	200,726	144,362

Other income (expense):
Interest income	2,425	997	3,434	2,358
Interest expense	(45,196)	(30,471)	(87,119)	(55,142)
Other expense (D)	(1,642)	(11)	(1,942)	(32)

	(44,413)	(29,485)	(85,627)	(52,816)
Income before equity in net income of joint ventures, minority equity interests, income tax of taxable REIT subsidiaries, discontinued operations, gain on sales of real estate and cumulative effect of adoption of a new accounting standard	39,666	39,235	75,614	72,411
Equity in net income of joint ventures (E)	8,055	6,943	14,566	25,164
Minority equity interests (F)	(1,253)	(966)	(2,660)	(2,110)
Income tax of taxable REIT subsidiaries and franchise taxes	(398)	(221)	(565)	(892)

Income from continuing operations	46,070	44,991	86,955	94,573
Income from discontinued operations (G)	3,010	815	3,014	650

Income before gain on sales of real estate and cumulative effect of adoption of a new accounting standard	49,080	45,806	89,969	95,223
Gain on sales of real estate, net of tax	18,874	41,006	83,534	45,376

Income before cumulative effect of adoption of a new accounting standard	67,954	86,812	173,503	140,599
Cumulative effect of adoption of a new accounting standard (H)	—	—	—	(3,001)

Net income	$67,954	$86,812	$173,503	137,598

Net income, applicable to common shareholders	$54,162	$74,295	$145,920	114,476

Funds From Operations (“FFO”):
Net income applicable to common shareholders	$54,162	$74,295	$145,920	114,476
Depreciation and amortization of real estate investments	39,492	31,208	80,335	55,966
Equity in net income of joint ventures (E)	(8,055)	(6,943)	(14,566)	(25,164)
Joint ventures’ FFO (E)	10,764	11,065	22,080	23,741
Minority equity interests (OP Units) (F)	729	625	1,458	1,197
Gain on sales of depreciable real estate, net (D)	(4,557)	(28,639)	(43,620)	(28,799)
Cumulative effect of adoption of a new accounting standard (H)	—	—	—	3,001

FFO available to common shareholders	92,535	81,611	191,607	144,418
Preferred dividends	13,792	12,517	27,583	23,122

FFO	$106,327	$94,128	$219,190	$167,540

Per share data:
Earnings per common share
Basic	$0.50	$0.78	$1.35	$1.26

Diluted	$0.50	$0.77	$1.34	$1.24

Dividends Declared	$0.54	$0.46	$1.08	$0.92

Funds From Operations — Basic (I)	$0.84	$0.85	$1.74	$1.57

Funds From Operations – Diluted (I)	$0.84	$0.84	$1.73	$1.55

Basic – average shares outstanding (thousands) (I)	108,276	95,018	108,142	90,682

Diluted — average shares outstanding (thousands) (I)	109,022	97,415	110,354	93,104

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(A)	Increases in base and percentage rental revenues for the six month period ended June 30, 2005 as compared to 2004, aggregated $66.5 million consisting of $2.8 million related to leasing of core portfolio properties (an increase of 2.2% from 2004), $81.3 million from the acquisition of assets, and $3.5 million related to developments and redevelopments. These amounts were offset by a decrease of $0.9 million relating to the business center properties and $20.2 million due to the sale of properties to joint ventures in 2004 and 2005. Included in the rental revenues for the six month period ended June 30, 2005 and 2004 is approximately $5.8 million and $3.5 million, respectively, of revenue resulting from the recognition of straight line rents.

(B)	Other income for the three and six month periods ended June 30, 2005 and 2004 was comprised of the following (in millions):

	Three Month Period		Six Month Period
	Ended June 30,		Ended June 30
	2005	2004	2005	2004
Lease termination fees	$1.0	$3.5	$1.5	$7.0
Financing fees	0.9	3.0	2.3	3.0
Other miscellaneous	0.3	—	0.6	0.1

	$2.2	$6.5	$4.4	$10.1

(C)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the six month periods ended June 30, 2005 and 2004, general and administrative expenses were approximately 4.6% and 4.9%, respectively, of total revenues, including joint venture revenues, for each period.

(D)	Other expense is comprised of abandoned acquisition and development project costs, an impairment charge and certain litigation costs. In the second quarter of 2005, the Company recorded an impairment charge of approximately $0.6 million relating to the one remaining former Best Products site and certain non-recurring litigation costs of $0.7 million.

(E)	The following is a summary of the Company’s share of the combined operating results relating to its joint ventures (in thousands):

	Three month period		Six month period
	ended June 30,		ended June 30,
	2005 (b)	2004 (b)	2005	2004
Revenues from operations (a)	$109,577	$80,273	$212,297	$154,013

Operating expense	38,893	27,797	75,221	52,904
Depreciation and amortization of real estate investments	22,983	13,829	42,605	24,315
Interest expense	32,502	17,669	58,345	35,560

	94,378	59,295	176,171	112,779

Income from operations before gain on sale of real estate and discontinued operations	15,199	20,978	37,126	41,234
Gain (loss) on sale of real estate	456	5	759	(8)
(Loss) income from discontinued operations, net of tax	(115)	515	339	297
Gain (loss) on sale of discontinued operations, net of tax	7,721	(132)	8,722	23,892

Net income	$23,261	$21,366	$46,946	$65,415

DDR Ownership interests (b)	$7,502	$7,064	$13,997	$25,365

Funds From Operations from joint ventures are summarized as follows:
Net income	$23,261	$21,366	$46,946	$65,415
(Gain) loss on sale of real estate, including discontinued operations	(7,443)	126	(7,773)	(23,988)
Depreciation and amortization of real estate investments	23,042	14,260	42,925	25,038

	$38,860	$35,752	$82,098	$66,465

DDRC Ownership interests (b)	$10,764	$11,065	$22,080	$23,741

DDRC Partnership distributions received, net	$12,330	$20,738	$23,470	$49,054

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(a)	Revenues for the three month periods ended June 30, 2005 and 2004 included approximately $2.1 million and $1.6 million, respectively, resulting from the recognition of straight line rents of which the Company’s proportionate share is $0.3 million in each period. Revenues for the six month periods ended June 30, 2005 and 2004 included approximately $3.6 million and $2.7 million, respectively, resulting from the recognition of straight line rents of which the Company’s proportionate share is $0.6 million and $0.5 million, respectively.

(b)	Included in the Company’s equity in net income and FFO from joint ventures for the six months ended June 30, 2004, is approximately $3.2 million of gain related to the sale of joint venture property at the end of 2003. This amount was recorded as a gain at the joint venture level in 2003 but was deferred by DDR until certain construction and leasing obligations were achieved.

The Company’s share of joint venture net income has been reduced by $0.5 million and $0.1 million for the three month period ended June 30, 2005 and 2004, respectively and by $0.6 million and $0.2 million for the six month period ended June 30, 2005 and 2004, respectively, to reflect additional basis depreciation and adjustments to gain on sale.

At June 30, 2005 and 2004, the Company owned joint venture interests relating to 113 and 74 shopping center properties, respectively. In addition, at June 30, 2005 and 2004, respectively, the Company, through a joint venture, owned an interest of approximately 25% in 59 and 69 shopping center sites formerly owned by Service Merchandise, respectively.

(F)	Minority equity interests are comprised of the following (in thousands):

	Three Month Period		Six Month Period
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Minority interests	$524	$341	$1,202	$914
Operating partnership units	729	625	1,458	1,196

	$1,253	$966	$2,660	$2,110

(G)	The operating results relating to assets classified as discontinued operations are summarized as follows (in thousands):

	Three Month Period		Six Month Period
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Revenues	$233	$1,836	$489	$3,788

Expenses:
Operating	118	487	254	1,352
Interest	37	224	78	468
Depreciation	67	302	142	642
Minority interests	—	—	—	4

Total expenses	222	1,013	474	2,466

Income before loss on sale of real estate	11	823	15	1,322
Gain (loss) on sales of real estate	2,999	(9)	2,999	(700)

Net income	$3,010	$814	$3,014	$622

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(H)	The Company recorded a charge of $3.0 million in 2004 as a cumulative effect of adoption of a new accounting standard (FIN 46) attributable to the consolidation of the shopping center in Martinsville, Virginia. This amount represents the minority partner’s share of cumulative losses in the partnership.

(I)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the conversion of 1.3 million and 1.4 million Operating Partnership Units (OP Units) outstanding at June 30, 2005 and 2004 into 1.3 million common shares of the Company for each of the three month periods ended June 30, 2005 and 2004, respectively, and 1.3 million and 1.2 million for the six month periods ended June 30, 2005 and 2004, respectively, on a weighted average basis. The weighted average diluted shares and OP Units outstanding were 110.7 million and 97.6 million for the three month periods ended June 30, 2005 and 2004, respectively, and 110.6 million and 93.2 million for the six month periods ended June 30, 2005 and 2004, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
Selected Balance Sheet Data:

	June 30, 2005		December 31, 2004
Assets:
Real estate and rental property:
Land	$1,730,868		$1,238,242
Buildings	4,452,344		3,998,972
Fixtures and tenant improvements	138,811		120,350
Construction in progress	283,495		245,860

	6,605,518		5,603,424
Less accumulated depreciation	(622,942)		(568,231)

Real estate, net	5,982,576		5,035,193

Cash	36,310		49,871
Restricted cash	17,509		—
Advances to and investments in joint ventures	440,352	(1)	288,020
Notes receivable	17,056		17,823
Receivables, including straight line rent, net	93,197		84,843
Other assets, net	94,232		107,797
Real estate property held for sale, net	939		—

	$6,682,171		$5,583,547

Liabilities:
Indebtedness:
Revolving credit facilities	$338,250		$60,000
Variable rate unsecured term debt	200,000		350,000
Unsecured debt	1,618,984		1,220,143
Mortgage and other secured debt	1,597,250		1,088,547

	3,754,484		2,718,690
Dividends payable	65,668		62,089
Other liabilities	214,462		192,514

	4,034,614		2,973,293
Minority interests	54,650		55,935
Shareholders’ equity	2,592,907		2,554,319

	$6,682,171		$5,583,547

(1)	Includes approximately $100 million of advances to the Service Merchandise Joint Venture advanced in the second quarter of 2005. Includes $65 million advanced to certain joint venture partners in the Community Center V and VII joint ventures in April 2005. This note was repaid in July 2005.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)
Selected Balance Sheet Data (Continued):
Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	June 30,	December 31,
	2005	2004
Land	$905,570	$798,852
Buildings	2,552,810	2,298,424
Fixtures and tenant improvements	55,714	42,922
Construction in progress	37,298	25,151

	3,551,392	3,165,349

Accumulated depreciation	(179,758)	(143,170)

Real estate, net	3,371,634	3,022,179
Receivables, including straight line rent, net	68,422	68,596
Leasehold interests	26,098	26,727
Other assets	124,823	96,264

	$3,590,977	$3,213,766

Mortgage debt (a)	$2,096,892	$1,803,420
Notes and accrued interest payable to DDR	112,507	20,616
Amounts payable to other partners	—	46,161
Other liabilities	76,894	75,979

	2,286,293	1,946,176
Accumulated equity	1,304,684	1,267,590

	$3,590,977	$3,213,766

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $457.9 million and $420.8 million at June 30, 2005 and December 31, 2004, respectively.